Westmont Resources Files (8-K) Disclosing the Completion of the Acquisition of Oil & Natural Gas Shale Assets in Marcellus-Chattanooga

BELLEVUE, WA, February 8, 2011, Westmont Resources Inc. (OTCBB: WMNS) today announced the filing of a Current Report on Form 8-K announcing that it has completed the acquisition of 92 wells in the Chattanooga Shale region in the northern tier of Tennessee from Domestic Energy Corporation.

Preliminary estimates indicate that the value of the estimated reserves for these latest 92 wells could potentially reach in excess of $100MM. This is based on the company’s review of other assessments and production in the immediate area.  The company is finalizing confirmation of the true bankable reserves by a review conducted by a recognized independent oil industry geologist.

Westmont's portfolio, in addition to this most recent acquisition in the Tennessee Chattanooga Shale region, includes joint ventures developing two significant blocks in the Marcellus Shale region including, 1,800 lease acres in Western Pennsylvania and 1,650 lease acres in West Virginia. "Our Tennessee assets are an excellent fit with our existing core areas and will expand our portfolio, which is balanced in terms of geography and geology," said Glenn McQuiston, Westmont’s President.  "This transaction is similar to our earlier strategic steps, bringing near-term production and cash flow as well as long-term upside potential with identified exploration opportunities."

"This is a strategic step and a natural extension into the Chattanooga," McQuiston continued. "We have considered extending our Marcellus natural resources operations into the Chattanooga region for some time and this acquisition provides a significant beachhead for growth in the region and complements our existing strengths in both West Virginia and Pennsylvania.  It's the right time because recent advances in seismic technology and continued enhancements in facilities design have reduced the risks in one of the world's oldest basins which is now showing significant renewed potential."

About Westmont Resources
Westmont Resources is an independent natural resource and development company headquartered in Bellevue, Washington, with principal operations in the United State.  Westmont deploys the latest systems and methods, principally its own proprietary technologies, to expand the production of oil and gas in the face of ever-rising demand. Westmont’s strategy of obtaining peak efficiency and production by unlocking the reserves from existing assets becomes increasingly profitable.  Westmont Resources is committed to significant growth as it pursues its strategy to combine and consolidate additional assets and companies in the oil and natural gas production and services sectors.  For more information about Westmont Resources Inc, visit the company’s website at www.westmontresources.com

Safe Harbor Statement
This press release contains forward-looking statements regarding Westmont Resources Inc within the meaning of Section 27A of the Securities Act of 1933 as amended, as such, may involve risks and uncertainties. Such statements are based on management's current expectations and cannot be guaranteed.  The forward-looking statements discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors affecting Westmont Resources Inc.  Forward-looking statements speak only as of the date on which they are made and Westmont Resources Inc undertakes no obligation to publicly revise any forward-looking statement based on the result of new information, future events, or otherwise.

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